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                              SEVERANCE AGREEMENT


     This Severance Agreement ("Agreement") is entered into as of August 20, 1996, between United Medicorp, Inc., a Delaware corporation (together with any successor, the "Company"), and Peter W. Seaman (the "Executive").

                                   RECITALS:

     WHEREAS, the Executive is a key management employee of the Company, being employed by the Company as its PRESIDENT AND C.E.O.;

     WHEREAS, the Board of Directors of the Company is considering various alternatives for the Company, some of which may result in a Change in Control (as defined below) of the Company;

     WHEREAS, in connection with Executive's continued employment at will with the Company, the Company and the Executive wish to provide Executive with certain severance assurances, upon the terms herein provided;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

     1. DEFINITIONS. The following terms used in this Agreement with their initial letters capitalized shall have the meanings ascribed to them below:

          (a) BASE SALARY. "Base Salary" shall mean the base salary paid, as of the date hereof, to the Executive by the Company in equal weekly installments, which Base Salary is $125,000 annually.

          (b) CAUSE. "Cause," with respect to the termination of the Executive's employment with the Company, shall mean, in addition to any definition of cause under Texas law:

               (i) the willful failure by the Executive to perform the duties of the Executive's position or the habitual neglect by the Executive of the performance of such duties after demand for performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed or has neglected such duties; or

               (ii) the willful misconduct by the Executive (including, but not limited to, the Executive's misappropriating or misusing Company funds, accepting bribes or kickbacks, acting as a principal, employee or in any other capacity whatsoever for an enterprise in competition with the Company, engaging in other conduct disloyal to the Company, refusing to comply with any

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          lawful express directive or instruction of the Company's Board of
          Directors, refusing to comply with any reasonable and material written policies, standards and regulations of Company, or being convicted of any crime of moral turpitude).

     For purposes of subparagraph (ii), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was not opposed to the best interests of the Company.

          (c) CHANGE IN CONTROL. "Change in Control" shall mean the occurrence of any of the following events which occur subsequent to the date hereof:
     (1) there shall be consummated (a) any consolidation, merger or other transaction in which the holders of the Company's Common Stock immediately prior to such transaction have ownership of less than fifty percent (50%) of the common stock of the surviving corporation (calculated on a fully diluted basis) immediately after such transaction, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 90% or more of the assets of the Company, or (c) a series of partial liquidations of the Company that is dejure or defacto part of a plan of complete liquidation of the Company, (2) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company (whether or not in connection with the sale of the Company's assets), (3) any change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, (4) during any period of one year, individuals who at the beginning of such period constituted the entire Board of Directors cease, for any reason, to constitute a majority of the directors unless the election of each new director by the Company's stockholders was approved by a majority vote of the directors who were also directors at the beginning of the one year period, (5) any consolidation or merger of the Company with or into another corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or (6) any recapitalization of the Company or any reclassification of the Common Stock into another form of capital stock of the Company.

          (d) GOOD REASON. "Good Reason," with respect to the Executive's termination of his or her employment with the Company following a Change in Control, shall mean

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               (i)  a substantial change in the nature or scope of the
          Executive's authorities, powers, functions, duties or responsibilities at the Company;

               (ii) a relocation or transfer by the Company of the Executive or the Company's principal executive offices to a location more than twenty five miles from the Company's current principal executive offices in Dallas, Texas, unless the Company promptly pays all reasonable moving expenses incurred by the Executive relating to a change of his principal residence in connection with any such relocation or transfer;

     provided, however, that none of the circumstances described in subparagraphs (i) and (ii) above shall constitute Good Reason if it occurs at the Executive's written request or with the Executive's prior written consent.

          (e) TRIGGERING EVENT. "Triggering Event" shall mean a Change in Control of the Company has occurred or is the subject of a binding agreement and either (x) the Executive has not been offered continued employment with the Company following the Change in Control, or (y) the employment of the Executive with the Company or its successor entity has been terminated by the Company without Cause within 730 days following the Change in Control, or (z) the Executive has terminated employment with the Company for Good Reason within 730 days following the Change in Control.

     2. COMPENSATION AND OTHER RIGHTS UPON TRIGGERING EVENT. The Executive shall be entitled to the following compensation and other rights from the Company upon the occurrence of a Triggering Event during the Term (as defined in SECTION 3(b)), in full discharge of the Company's obligations:

          (a) COMPENSATION. The Executive shall be entitled to receive from the Company salary a lump sum payment of an amount equal to his or her Base Salary for a period of two months for each full or partial year of the Executive's service to the Company and its corporate predecessors, up to a maximum of six months' Base Salary. As of the date hereof, the Executive has 2.9 years of service to the Company and its corporate predecessors.

          (b) MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this SECTION 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this SECTION 2 be

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     3. OTHER PROVISIONS RELATING TO TERMINATION COMPENSATION.

          (a) TERMINATION OTHER THAN PURSUANT TO A TRIGGERING EVENT. If during the Term (i) Company shall terminate the Executive's employment other than as a Triggering Event or (ii) the Executive shall voluntarily terminate his or her employment with Company other than as a Triggering Event, the Company promptly shall pay the Executive his or her base salary through the Date of Termination (hereinafter defined) at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive.

          (b) TERM OF AGREEMENT. This Agreement shall be in effect from and after the date hereof through and including the third annual anniversary of the date hereof (the "Term").

          (c) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

          (d) DATE OF TERMINATION. For purposes of this Agreement, "Date of Termination" shall mean (i) if the Executive's employment is terminated by the Company or by the Executive, then the date specified in the Notice of Termination (not later than 14 days following the date such Notice of Termination is given); and (ii) if the Executive's employment is terminated for any other reason, the date upon which the Executive's termination of employment is effective under applicable law.

          (e) INTEREST. Until paid, all past due amounts required to be paid by the Company under any provision of this Agreement shall bear interest at an annual interest rate of 10%, compounded quarterly, not to exceed the highest nonusurious rate permitted by applicable federal, state or local law.

     4. CERTAIN PAYMENTS. If the Executive should die after a termination of his employment during the Term, any amounts that would be due and payable to him hereunder if he had continued to live shall be paid in accordance with the terms of this Agreement to the Executive's estate.

     5. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, the Company, the Executive and their respective successors, assigns, personal and

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legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.

     6. NOTICES. For purposes of this Agreement, subject to SECTION 3 (B), notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by telefacsimile or similar electronic device and confirmed; (iii) delivered by courier or overnight express; or (iv) three days after sent by registered or certified mail, postage prepaid, addressed as follows:

     If to the Executive:

          Peter W. Seaman
          6839 Truxton Drive
          Dallas, TX 75231

     If to the Company:

          United Medicorp, Inc.
          10210 N. Central Expressway, Suite 400
          Dallas, Texas 75231
          Attention:  President

     with a copy to:

          Warren Ernst
          Donohoe, Jameson & Carroll, P.C.
          3400 Renaissance Tower
          1201 Elm Street
          Dallas, Texas 75270


or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The captions set forth in this Agreement are for ease of reference only, and shall not be relevant to the interpretation of the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. EXECUTIVE ACKNOWLEDGES THAT CURRENTLY EXECUTIVE IS NOT PARTY TO A CONTRACT OF

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EMPLOYMENT WITH THE COMPANY. THIS AGREEMENT SHALL NOT BE CONSTRUED AS A
CONTRACT OF EMPLOYMENT. THE EXECUTIVE SHALL HAVE NO RIGHT TO EMPLOYMENT OR ANY RIGHTS APPURTENANT THERETO BY VIRTUE OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS AGREEMENT SHALL NOT ENHANCE OR DIMINISH ANY VESTED RIGHT EXECUTIVE MAY HAVE UNDER ANY COMPANY EMPLOYEE BENEFIT PLAN.

     8. GOVERNING LAW. This Agreement is being made and executed in, and is intended to be performed, in the State of Texas, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas.

     9. ATTORNEY FEES. All legal fees and costs incurred by the Executive in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by the Company promptly upon the final determination of such dispute or controversy, unless the dispute or controversy is finally determined in favor of the Company.

     10. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                              UNITED MEDICORP, INC.
                              a Delaware corporation




                              By: /s/ J. Otis Winters
                                 ------------------------------
                                   J. Otis Winters
                                   Chairman of the Board




                              EXECUTIVE:

                              /s/ Peter W. Seaman
                              ---------------------------------
                                   Peter W. Seaman


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